Exhibit 99.1

3020 Old Ranch Parkway, Suite 200
Seal Beach, California 90740 USA
562.493.2804   fax: 562.546.0097
www.cleanenergyfuels.com

News Release

Clean Energy Announces Exercise of Over-Allotment Option by Underwriters

Seal Beach, California (June 19, 2007) — Clean Energy Fuels Corp. (NASDAQ: CLNE) announced today that the underwriters of the Company’s initial public offering have informed the Company that they will exercise in full their option to purchase an additional 1,500,000 shares of the Company’s common stock to cover over-allotments.  All over-allotment shares will be sold by stockholders of the Company.  The Company will not receive any proceeds from the sale, which is expected to close Friday, June 22, 2007.

W.R. Hambrecht + Co., LLC, Simmons & Company International, Susquehanna Financial Group, LLP, and NBF Securities (USA) Corp. were the underwriters of the Company’s initial public offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 24, 2007.  Copies of the final prospectus relating to the public offering may be obtained from the prospectus department of WR Hambrecht + Co, P.O. Box 677, Berwyn, PA 19312, by telephone at 1-800-673-6476 or by going to WR Hambrecht + Co’s web site at www.wrhambrecht.com.

Clean Energy is the leading provider of natural gas for transportation in the United States and Canada, offering a comprehensive solution to enable vehicle fleets to run on natural gas as an alternative to gasoline or diesel.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Contact:

Richard Wheeler, CFO
Clean Energy Fuels Corp.
(562) 493-2804

John Mills/Ina McGuinness
ICR, Inc.
(310) 954-1100

North America’s leader in clean transportation